Exhibit 5.1

KLX Energy Services Holdings, Inc.
1300 Corporate Center Way

Wellington, Florida

September 13, 2018

Ladies and Gentlemen:

We are acting as counsel to KLX Energy Services Holdings, Inc., a Delaware corporation (the Company), in connection with the preparation and filing with the Securities and Exchange Commission (the Commission) of a Registration Statement on Form S-8 (as amended from time to time, the Registration Statement), under the Securities Act of 1933, as amended (the Securities Act), relating to $12,000,000 of Deferred Compensation Obligations (the Obligations), which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the KLX Energy Services Holdings, Inc. Deferred Compensation Plan (the Plan).  Capitalized terms not defined herein have the same meaning given to them in the Distribution Agreement, dated as of July 13, 2018 by and among KLX Inc., a Delaware corporation (KLX), the Company and KLX Energy Services LLC, a Delaware limited liability company and wholly-owned subsidiary of KLX (the Distribution Agreement).

This opinion is confined to the laws of the State of New York and the General Corporation Law of the State of Delaware, as currently in effect.  Accordingly, we express no opinion herein with regard to any other laws.  The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  We do not undertake to advise you of changes in law or facts that may come to our attention after the date of this letter.

In rendering the opinions expressed below, we have examined the following documents and agreements:

(a)                                 the Amended and Restated Certificate of Incorporation of the Company;

(b)                                 the Amended and Restated Bylaws of the Company;

(c)                                  the resolutions of the board of directors of KLX, dated as of August 24, 2018;

(d)                                 the written consent of the sole director of the Company adopted on September 13, 2018;

(e)                                  the written consent of the sole stockholder of the Company adopted on September 13, 2018;

(f)                                   the Certificate of Good Standing of the Company, dated as of September 11, 2018, issued by the Secretary of State of the State of Delaware;

(g)                                  the Registration Statement;

(h)                                 the Plan; and

(i)                                     the Distribution Agreement.

In addition, we have examined and have relied as to matters of fact upon such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Company and such other persons, and we have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, without independent verification, upon oral or written statements and representations of public officials, officers and other representatives of the Company.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that, when issued in accordance with the terms of the Plan, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion above is subject to (A) (1) the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally, and (2) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and (B) limitations on the right to indemnity and contribution under applicable law and public policy.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Freshfields Bruckhaus Deringer US LLP